Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-192053

December 3, 2013

Seadrill Partners LLC

11,200,000 Common Units Representing Limited Liability Company Interests

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated December 2, 2013 (the “Preliminary Prospectus Supplement”). The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	Seadrill Partners LLC (NYSE: SDLP)

Public Offering:	11,200,000 Common Units

Option to Purchase Additional Units:	1,680,000 Common Units

Concurrent Private Placement:	3,394,916 Common Units

Settlement Date:	December 9, 2013

Public Offering Price:	$29.50 per unit

Proceeds to SDLP of the Public Offering, after Underwriting Discounts and Commissions, Before Expenses:	$28.47 per unit ($318,864,000 total); $366,693,600 total if option to purchase additional units is exercised in full

Proceeds to SDLP of the Concurrent Private Placement:	$29.50 per unit ($100,150,022 total)

Estimated Offering Expenses:	$2,000,000

Use of Proceeds:	SDLP intends to use the net proceeds from the offering of common units and the concurrent private placement to Seadrill to fund SDLP’s portion of the purchase price for the Acquisitions. SDLP expects to fund the balance of its portion of the purchase price with borrowings from Seadrill. The proceeds from any exercise of the underwriters’ option to purchase additional common units will be used for general company purposes, including repayment of borrowings from Seadrill. If the Acquisitions do not close, SDLP will use the net proceeds from this offering and the concurrent private placement for general company purposes.

Bookrunners:	Citigroup, BofA Merrill Lynch, Goldman, Sachs & Co., Morgan Stanley, Wells Fargo Securities, Deutsche Bank Securities, RBC Capital Markets

Co-Managers:	DNB Markets, Fearnleys Securities, Global Hunter Securities

Stabilization Transactions:	Prior to purchasing the common units being offered pursuant to the Preliminary Prospectus Supplement, on December 3, 2013, one of the underwriters purchased, on behalf of the syndicate, 4,579 common units at an average price of $29.50 per common unit in stabilizing transactions.

ADDITIONAL INFORMATION:

All information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

This communication does not constitute an offer to sell common units and is not soliciting an offer to buy common in any jurisdiction where the offer or sale is not permitted.

FREE WRITING PROSPECTUS LEGEND

Seadrill Partners LLC (“SDLP”) has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SDLP has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from the offices of Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 800-831-9146, Email: BATProspectusdept@citi.com; BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, Telephone: 866-500-5408, Email dg.prospectusrequests@baml.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 866-471-2526, Facsimile: 212-902-9316, Email: prospectus-ny@ny.email.gs.com; Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, Telephone: 800-326-5897, Email: cmclientsupport@wellsfargo.com; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, Telephone: 800-503-4611, Email: prospectus.cpdg@db.com, or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Telephone: 877-822-4089.

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